Exhibit 99.1

For Immediate Release	Editorial Contact: Dennis Brondi
dennis.brondi@power-one.com	805.383.7672

Digital Power Management Integrates

Power Conversion, Control, and Communications

•                  Breakthrough digital power management with Z-One Digital IBA™ architecture

•                  Scalable power architecture manages up to 32 Point of Load (POL) converters

•                  Industry-leading use of  patent-pending silicon in a board-level power system

•                  Dramatic improvements in power density, cost, and system-development time.

Camarillo, CA – Feb. 24th, 2004 – Power-One, Inc., (Nasdaq: PWER) today announced the unprecedented integration of power conversion, control, and communications with the introduction of the Z-One Digital IBATM architecture. This digital power management architecture provides a 50% reduction in Printed Circuit Board (PCB) space, 20% cost savings, and a 90% decrease in components, number of PCB traces, and power-system development time.

The Z-OneTM system provides customers with a totally-integrated solution for board-level power management. This patent-pending architecture incorporates intelligent-power Z-POLTM DC-DC converters, the ZIOSTM operating system, and the Z-One™ digital bus; all controlled by the Digital Power Manager.

The Z-One Digital IBA architecture combines many innovative operating concepts. A multitude of parameters, such as output voltages, sequencing, and protection limits are user-programmed through a Graphical User Interface (GUI) and stored in the Digital Power Manager. This parametric information is used to program the point-of-load converters at system startup. Ongoing communications, between power system components and the host system, support intelligent-power system operation.

The Z-One Digital IBA architecture has dozens of patents pending, including a digital controller or PWM (Pulse Width Modulator), and utilizes Power-One silicon and intellectual property to provide an unrivaled combination of benefits:

•	Up to 32 programmable outputs from 0.5 to 5.5VDC.
•	Reduced component count improves cost, reliability, and power density.
•	GUI-driven configuration and simulation dramatically simplifies power system development.
•	Fully-integrated solution from one supplier eliminates component incompatibility issues.
•	Complete suite of power management and conversion configuration capabilities.
•	Real-time monitoring of the intermediate bus, output voltage, output current, and temperature of each Z-POL converter.

Steve Goldman, Chairman and CEO, commented, “The development of the Z-Series products and Z-OneTM architecture is one of the most important board-level power advances since the introduction of distributed power architecture. We believe Power-One has achieved an industry-first, with significant customer benefits, by using silicon and digital technologies to bridge the power conversion and power management disconnect.”

Mr. Goldman commented further, “The Z-Series is a culmination of more than two years of ‘stealth-mode’ work that started with in-depth customer discussions, utilizing our Vision-One process, to determine their future power needs. The Z-Series follows our X and Y series and brings a new dimension to power. The Z-Series is a technology breakthrough and increases our customers’ architecture choices by integrating power conversion, control, and communications.  We believe that the Z-One architecture has such significant benefits that the marketplace will desire partnerships for the architecture. Therefore, we have plans to introduce a second-source by the time the product is in high-volume production.”

The ZIOSTM operating system includes a PC-based GUI that streamlines programming and power-system debugging. Since all user-programmed parameters are stored in the Digital Power Manager’s non-volatile memory, the GUI only needs to be interfaced with the Digital Power Manager during system configuration and can easily be reconnected as required to support system migrations. In addition to using the ZIOS™ GUI, customers can procure preprogrammed Digital Power Managers from Power-One, or program through their host-system I2C interface.

Programmable functionality includes:

•                  Output tracking and sequencing

•                  Z-POL™ converter switching frequency and interleaving

•                  Output voltages and power good limits

•                  Overcurrent, overvoltage, and undervoltage protection limits

•                  Feedback compensation network configuration

•                  Plus a host of industry-leading power management features

The advanced Z-One™ digital bus provides synchronization and data over a single line to support bi-directional communications between the ZIOS™ GUI, Digital Power Managers, digital PWM controlled Z-POL™ converters, and host system I2C communications. This patent-pending high-speed bus can address all 32 Z-POL converters in a single communications cycle.

The surface-mountable Digital Power Managers can manage up to 32 Z-POL converters and incorporate two digital ICs to provide advanced functionality such as Z-POL configuration, interleaving, monitoring, and fault management. Digital Power Managers increase overall system power density by eliminating the need for external components, and support “on-the-fly” reprogramming without having to remove or replace any components on the PC board.

Feature-rich intelligent-power Z-POL DC-DC converters utilize two Power-One ICs to integrate unprecedented functionality; including digital PWM control, digital current-sharing, and power-system communications. Z-POL converters provide power densities up to 52A/in2, from a 1.25” x 0.3” x 0.55” (31 x 7.6 x 14mm) vertically-mounted 20-amp package. High-current densities will also be provided by 5-amp, 10-amp, and 15-amp converters, in a variety of packaging options.

Prototype pricing for the ZM7100 family of Digital Power Management controllers starts at $12, and the ZY7100 POL converter family is from $10 to $20, depending on the model. Production availability is expected to be in Q3 2004 with sample quantities for selected customers in Q2, 2004. Please visit www.power-one.com for additional information.

About Power-One, Inc.

Power-One is one of the largest manufacturers of power conversion products in the world and is listed in the S&P 500. Products are sold to telecommunications and Internet service providers and equipment manufacturers. Power-One, with headquarters in Camarillo, CA, has global sales offices and manufacturing and R&D operations in China, Dominican Republic, Ireland, Norway, Slovakia, Switzerland, and the United States. Specifications are subject to change without notice.

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